Exhibit 99.1

GETTY REALTY CORP. ANNOUNCES

PRELIMINARY FINANCIAL RESULTS FOR THE QUARTER

AND YEAR ENDED DECEMBER 31, 2009

AND INVITES YOU TO JOIN

ITS FOURTH QUARTER EARNINGS CONFERENCE CALL

JERICHO, NY, February 18, 2010 --- Getty Realty Corp. (NYSE:GTY) (“Getty” or the “Company”) today reported its preliminary financial results for the quarter and year ended December 31, 2009.

Net earnings increased by $2.0 million to $11.3 million for the quarter ended December 31, 2009, as compared to $9.3 million for the quarter ended December 31, 2008. Net earnings increased by $5.2 million to $47.0 million for the year ended December 31, 2009, as compared to $41.8 million for the year ended December 31, 2008. Earnings from continuing operations increased by $1.9 million to $10.7 million for the quarter ended December 31, 2009, as compared to $8.8 million for the quarter ended December 31, 2008. Earnings from continuing operations increased by $2.6 million to $41.4 million for the year ended December 31, 2009, as compared to $38.8 million for the year ended December 31, 2008. Earnings from discontinued operations, primarily comprised of gains on dispositions of real estate, were $0.6 million and $5.6 million for the quarter and year ended December 31, 2009, respectively, as compared to $0.5 million and $3.0 million for the respective prior year periods.

The $2.0 million and $5.2 million increase in net earnings for the quarter and year ended December 31, 2009, as compared to the respective prior year periods, were principally due to increased rental income, increased gains on dispositions of real estate and lower interest expense, partially offset by higher aggregate operating expenses. The changes in the components of net earnings are discussed further below. The results for the quarter ended December 31, 2009 were positively impacted by the acquisition on September 25, 2009 of thirty-six Exxon branded gasoline station and convenience store properties located primarily in Prince George’s County, Maryland. The results for the quarter ended December 31, 2009 include approximately $1.6 of rental revenue offset by approximately $0.3 million of interest expense incurred as a result of additional borrowings outstanding used to fund such acquisition.

Funds from operations, or FFO, increased by $1.5 million to $13.7 million for the quarter ended December 31, 2009 and increased by $1.7 million to $52.6 million for the year ended December 31, 2009, as compared to $12.2 million and $50.9 million for the respective prior year periods. Adjusted funds from operations, or AFFO, increased by $1.2 million to $12.7 million for the quarter ended December 31, 2009 and increased by $3.4 million to $51.7 million for the year ended December 31, 2009, as compared to $11.5 million and $48.3 million for the respective prior year periods. Certain items, which are included in the changes in net earnings, are excluded from the changes in FFO and AFFO. The change in FFO for the quarter and year ended December 31, 2009 were primarily due to the changes in net earnings discussed above and further below but exclude decreases in depreciation and amortization expense and increases in gains on dispositions of real estate. The change in AFFO for the quarter and year ended December 31, 2009 also excludes adjustments (described below) which causes the Company’s reported revenues from rental properties to vary from the amount of rent payments contractually due or received by the Company during the periods presented, and impairment charges incurred by the Company for the quarter and year ended December 31, 2009. FFO and AFFO are supplemental non-GAAP measures of the performance of real estate investment trusts and are defined and reconciled to net earnings in the financial tables at the end of this release.

Diluted net earnings per share increased by $0.08 per share for the quarter ended December 31, 2009 and increased by $0.21 per share for the year ended December 31, 2009 to $0.46 per share and $1.90 per share, respectively, as compared to $0.38 per share and $1.69 per share for the respective prior year periods. Diluted FFO per share increased by $0.06 per share for the both the quarter and year ended December 31, 2009, to $0.55 per share and $2.12 per share, respectively, as compared to $0.49 per share and $2.06 per share for the respective prior year periods. Diluted AFFO per share increased by $0.05 per share for the quarter ended December 31, 2009 and by $0.14 per share for the year ended December 31, 2009, to $0.51 per share and $2.09 per share, respectively, as compared to $0.46 per share and $1.95 per share for the respective prior year periods.

Revenues from rental properties included in continuing operations increased by $1.9 million for the quarter ended December 31, 2009 and increased by $1.7 million for the year ended December 31, 2009 to $22.5 million and $84.5 million, respectively, as compared to $20.6 million for the quarter ended December 31, 2008 and $82.8 million for the year ended December 31, 2008, primarily due to rental income from properties acquired at the end of the third quarter of 2009 and rent escalations. Rent received increased by $1.6 million to $21.5 million for the quarter ended December 31, 2009 and by $2.2 million to $82.5 million for the year ended December 31, 2009, as compared to the respective prior year periods. The increases in rent received were primarily due to rent escalations and rental income from properties acquired, partially offset by the effect of dispositions of real estate and lease expirations. In accordance with GAAP, the Company recognizes rental revenue in amounts which vary from the amount of rent contractually due or received during the periods presented. As a result, revenues from rental properties include non-cash adjustments recorded for deferred rental revenue due to the recognition of rental income on a straight-line basis over the current lease term, net amortization of above-market and below-market leases and recognition of rental income under a direct financing lease using the effective interest rate method which produces a constant periodic rate of return on the net investment in the leased property (the “Revenue Recognition Adjustments”). Rental revenue includes Revenue Recognition Adjustments of $1.0 million for the quarter and $2.0 million for the year ended December 31, 2009, which increased by $0.3 million for the quarter and decreased by $0.5 million for the year, as compared to the respective periods in 2008.

Rental property expenses included in continuing operations decreased by $0.1 million to $2.6 million for the quarter ended December 31, 2009 and by $0.6 million to $10.9 million for the year ended December 31, 2009, as compared to $2.7 million and $11.5 million for the respective prior year periods. The decreases in rental property expenses were principally due to lower rent expense incurred as a result of third party lease expirations when compared to the prior year periods.

Environmental expenses, net of estimated recoveries from underground storage tank funds included in continuing operations for the quarter ended December 31, 2009 increased by $0.8 million to $3.1 million, as compared to $2.3 million for the prior year quarter. The increase in net environmental expenses for the quarter ended December 31, 2009 was primarily due to an increase in litigation loss reserves of $2.2 million, partially offset by a decrease in estimated environmental remediation costs of $1.3 million. Environmental expenses, net of estimated recoveries from underground storage tank funds included in continuing operations for the year ended December 31, 2009 increased by $1.4 million to $8.8 million, as compared to $7.4 million for the year ended December 31, 2008. The increase in net environmental expenses for the year ended December 31, 2009 was due to an increase in litigation loss reserves of $2.4 million, which was partially offset by a reduction in legal fees of $0.2 million and a reduction in estimated environmental remediation costs of $0.7 million, respectively. In addition to estimated environmental remediation costs of $3.9 million, environmental expenses for the year ended December 31, 2009 also included legal fees of $1.5 million, principally for trial related costs incurred for several active litigation matters, adjustments to provisions for environmental litigation loss reserves of $2.6 million, and project management fees of $0.8 million. Environmental expenses vary from period to period and, accordingly, undue reliance should not be placed on the magnitude or the direction of change in reported environmental expenses for one period as compared to prior periods.

Depreciation and amortization expense included in continuing operations decreased by $0.2 million to $3.0 million for the quarter ended December 31, 2009 and by $0.7 million to $11.0 million for the year ended December 31, 2009, as compared to $3.2 million and $11.7 million for the respective prior year periods. Depreciation expense decreased in the 2009 periods as compared to the 2008 periods due to the effect of certain assets becoming fully depreciated, lease expirations and property dispositions.

The results for the year ended December 31, 2009 include $1.1 million of impairment charges, which were principally recorded in the quarter ended June 30, 2009, attributable to general reductions in real estate valuations and, in certain cases, the removal or scheduled removal of underground storage tanks by Getty Petroleum Marketing Inc. (“Marketing”).

Gains on dispositions of real estate, partially included in both other income and discontinued operations, was $0.6 million for the quarter ended December 31, 2009 and $5.5 million for the year ended December 31, 2009, as compared to $0.4 million and $2.8 million for the respective prior year periods. Gains on disposition of real estate vary from period to period and, accordingly, undue reliance should not be placed on the magnitude or the direction of change in reported gains for one period as compared to prior periods.

Interest expense decreased by $0.2 million to $1.5 million for the quarter ended December 31, 2009 and by $1.9 million to $5.1 million for the year ended December 31, 2009, as compared to $1.7 million and $7.0 million for the respective prior year periods. The decreases in interest expense were primarily due to lower average interest rates in 2009 on the Company’s floating rate borrowings, partially offset by an increase in average borrowings outstanding related to the acquisition of properties in the third quarter of 2009.

The Company previously disclosed that for the year ended December 31, 2008, Marketing, the Company’s primary tenant, reported a significant loss, continuing a trend of reporting large losses in recent years. In the fourth quarter of 2009, Marketing announced a restructuring of its business that included the sale to its affiliates, including Lukoil North America, of all assets unrelated to the properties Marketing leases from the Company. According to its press release, Marketing has paid off substantially all of its debt guaranteed by Lukoil, its parent company. Marketing also took steps to reduce operating costs, including closing two marketing regions and eliminating jobs.

Leo Liebowitz, the Company’s Chairman and Chief Executive Officer commented, “As we have previously reported to you, representatives of Marketing have in the past indicated to us that they were considering significant changes to its business model. We believe that Marketing is significantly reducing its business of directly supplying fuel to its subtenants in favor of entering into subleases with petroleum distributors who supply fuel to their own facilities as well as those operated by others. Approximately 250 locations, comprising substantially all of the retail locations in New England that we lease to Marketing, are being subleased by Marketing to a single distributor, who is rebranding these stations to BP. We also believe that Marketing has entered into a sublease with a distributor in New Jersey for approximately 85 of the properties we lease to Marketing. We continue to monitor Marketing’s business developments. In the meantime, Marketing has continued to pay its monthly rent on time.”

Getty Realty Corp.’s Fourth Quarter Earnings Conference Call is scheduled for Monday, February 22, 2010 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial (719) 325-2383 five to ten minutes before the scheduled start time and reference pass code 2849192. If you cannot participate in the live event, a replay will be available on February 22, 2010 beginning at 12:00 noon through midnight, February 24, 2010. To access the replay, please dial (719) 457-0820 and reference pass code 2849192.

Getty Realty Corp. is the largest publicly-traded real estate investment trust in the United States specializing in ownership and leasing of convenience store/gas station properties and petroleum distribution terminals. The Company owns and leases approximately 1,075 properties nationwide.

CERTAIN STATEMENTS IN THIS CURRENT REPORT ON FORM 8-K MAY CONSTITUTE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WHEN THE WORDS “BELIEVES,” “EXPECTS,” “PLANS,” “PROJECTS,” “ESTIMATES” AND SIMILAR EXPRESSIONS ARE USED, THEY IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON MANAGEMENT’S CURRENT BELIEFS AND ASSUMPTIONS AND INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. EXAMPLES OF FORWARD-LOOKING STATEMENTS IN THIS CURRENT REPORT ON FORM 8-K INCLUDE THE STATEMENT OF THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER RELATING TO MARKETING’S BUSINESS PLANS AND ENTRY INTO A SUBLEASE WITH A DISTRIBUTOR IN NEW JERSEY. INFORMATION CONCERNING FACTORS THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS CAN BE FOUND IN OUR PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE UNDERTAKE NO OBLIGATION TO PUBLICLY RELEASE REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT FUTURE EVENTS OR CIRCUMSTANCES OR REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	December 31,	December 31,
	2009	2008
Assets:

Real Estate:
Land	$252,493	$221,540
Buildings and improvements	251,791	252,027
	504,284	473,567
Less – accumulated depreciation and amortization	(136,669)	(129,322)
Real estate, net	367,615	344,245

Net investment in direct financing lease	18,746	~~--~~
Deferred rent receivable (net of allowance of $9,389 as of December 31, 2009 and $10,029 as of December 31, 2008)	27,481	26,718
Cash and cash equivalents	3,050	2,178
Recoveries from state underground storage tank funds, net	3,882	4,223
Mortgages and accounts receivable, net	2,402	1,533
Prepaid expenses and other assets	9,696	8,916
Total assets	$432,872	$387,813

Liabilities and Shareholders' Equity:

Borrowings under credit line	$151,200	$130,250
Term loan	24,370	~~--~~
Environmental remediation costs	16,527	17,660
Dividends payable	11,805	11,669
Accounts payable and accrued expenses	21,301	22,337
Total liabilities	225,203	181,916
Commitments and contingencies	~~--~~	~~--~~
Shareholders' equity:
Common stock, par value $.01 per share; authorized
50,000,000 shares; issued 24,766,376 at December 31, 2009 and 24,766,166 at December 31, 2008	248	248
Paid-in capital	259,459	259,069
Dividends paid in excess of earnings	(49,045)	(49,124)
Accumulated other comprehensive loss	(2,993)	(4,296)
Total shareholders' equity	207,669	205,897
Total liabilities and shareholders' equity	$432,872	$387,813

GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008

Revenues from rental properties	$22,542	$20,628	$84,539	$82,802

Operating expenses:
Rental property expenses	2,607	2,721	10,851	11,482
Impairment charges	66	-	1,135	-
Environmental expenses, net	3,142	2,337	8,799	7,365
General and administrative expenses	1,747	1,596	6,849	6,831
Depreciation and amortization expense	2,961	3,228	10,975	11,726
Total operating expenses	10,523	9,882	38,609	37,404
Operating income, net	12,019	10,746	45,930	45,398

Other income, net	178	(249)	585	403
Interest expense	(1,459)	(1,685)	(5,091)	(7,034)
Earnings from continuing operations	10,738	8,812	41,424	38,767

Discontinued operations:
Earnings from operating activities	89	198	299	645
Gains from dispositions of real estate	504	305	5,326	2,398
Earnings from discontinued operations	593	503	5,625	3,043
Net earnings	$11,331	$9,315	$47,049	$41,810

Basic and diluted earnings per common share:
Earnings from continuing operations	$0.43	$0.36	$1.67	$1.57
Earnings from discontinued operations	$0.02	$0.02	$0.23	$0.12
Net earnings	$0.46	$0.38	$1.90	$1.69

Weighted- average shares outstanding:
Basic	24,766	24,766	24,766	24,766
Stock options	3	-	1	1
Diluted	24,769	24,766	24,767	24,767

GETTY REALTY CORP. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO
FUNDS FROM OPERATIONS AND
ADJUSTED FUNDS FROM OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
Net earnings	$11,331	$9,315	$47,049	$41,810

Depreciation and amortization of real estate assets	2,978	3,237	11,027	11,875
Gains from dispositions of real estate	(604)	(392)	(5,467)	(2,787)
Funds from operations	13,705	12,160	52,609	50,898
Revenue Recognition Adjustments	(1,055)	(708)	(2,065)	(2,593)
Impairment charges	66	-	1,135	-
Adjusted funds from operations	$12,716	$11,452	$51,679	$48,305

Diluted per share amounts:
Earnings per share	$0.46	$0.38	$1.90	$1.69
Funds from operations per share	$0.55	$0.49	$2.12	$2.06
Adjusted funds from operations per share	$0.51	$0.46	$2.09	$1.95

Diluted weighted average shares outstanding	24,769	24,766	24,767	24,767

In addition to measurements defined by accounting principles generally accepted in the United States of America (GAAP), Getty also focuses on funds from operations (FFO) and adjusted funds from operations (AFFO) to measure its performance. FFO is generally considered to be an appropriate supplemental non-GAAP measure of the performance of REITs. FFO is defined by the National Association of Real Estate Investment Trusts as net earnings before depreciation and amortization of real estate assets, gains or losses on dispositions of real estate, (including such non-FFO items reported in discontinued operations) extraordinary items and cumulative effect of accounting change. Other REITs may use definitions of FFO and/or AFFO that are different than Gettys and, accordingly, may not be comparable.

Getty believes that FFO and AFFO are helpful to investors in measuring its performance because both FFO and AFFO exclude various items included in GAAP net earnings that do not relate to, or are not indicative of, Gettys fundamental operating performance. FFO excludes various items such as gains or losses from property dispositions and depreciation and amortization of real estate assets. In Gettys case, however, GAAP net earnings and FFO typically include the impact of deferred rental revenue (straight-line rental revenue), the net amortization of above-market and below-market leases and income recognized from direct financing leases on its recognition of revenues from rental properties (collectively the Revenue Recognition Adjustments), as offset by the impact of related collection reserves. GAAP net earnings and FFO from time to time may also include impairment charges and/or income tax benefits. Deferred rental revenue results primarily from fixed rental increases scheduled under certain leases with its tenants. In accordance with GAAP, the aggregate minimum rent due over the current term of these leases are recognized on a straight-line (or an average) basis rather than when payment is contractually due. The present value of the difference between the fair market rent and the contractual rent for in-place leases at the time properties are acquired is amortized into revenue from rental properties over the remaining lives of the in-place leases. Income from direct financing leases is recognized over the lease term using the effective interest method which produces a constant periodic rate of return on the net investment in the leased property. Impairment of long-lived assets represents charges taken to write-down real estate assets to fair value estimated when events or changes in circumstances indicate that the carrying amount of the property may not be recoverable. In prior periods, income tax benefits have been recognized due to the elimination of, or a net reduction in, amounts accrued for uncertain tax positions related to being taxed as a C-corp., rather than as a REIT, prior to 2001.

As a result, Getty pays particular attention to AFFO, a supplemental non-GAAP performance measure that Getty defines as FFO less Revenue Recognition Adjustments, impairment charges and income tax benefit. In Gettys view, AFFO provides a more accurate depiction than FFO of Gettys fundamental operating performance related to (i) the impact of scheduled rent increases from operating leases; (ii) rental revenue from acquired in-place leases; (iii) the impact of rent due from direct financing leases, (iv) Gettys rental operating expenses (exclusive of impairment charges); and (v) Gettys election to be treated as a REIT under the federal income tax laws beginning in 2001. Neither FFO nor AFFO represent cash generated from operating activities calculated in accordance with GAAP and therefore these measures should not be considered an alternative for GAAP net earnings or as a measure of liquidity.

GETTY REALTY CORP. AND SUBSIDIARIES
SUPPLEMENTAL TAX REPORTING INFORMATION FOR
COMMON DIVIDENDS PAID
YEAR ENDED DECEMBER 31, 2009

			Box 1a	Box 2a
		Total	Total	Total
Record	Payable	Dividends	Ordinary	Capital Gain
Date	Date	Per Share	Dividends	Distributions

1/2/2009	1/15/2009	$0.470000	$0.469944	$0.000056
3/26/2009	4/9/2009	0.470000	0.469944	0.000056
6/25/2009	7/9/2009	0.470000	0.469944	0.000056
9/24/2009	10/8/2009	0.475000	0.474943	0.000057
Totals		$1.885000	$1.884775	$0.000225

Contact:	Thomas J. Stirnweis

(516) 478-5403